EXHIBIT 5

KILPATRICK TOWNSEND & STOCKTON LLP www.kilpatricktownsend.com Suite 2800 1100 Peachtree St. Atlanta GA 30309-4528 t 404 815 6500 f 404 815 6555

August 10 , 2011

United Community Banks, Inc.
125 Highway 515
Blairsville, Georgia 30512

Re:           United Community Banks, Inc.
 Registration Statement on Form S-1 (File No. 333-174420)

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, related to the potential resale from time to time by Elm Ridge Offshore Master Fund, Ltd. and Elm Ridge Value Partners, L.P. (collectively, the “Selling Shareholders”) of the following securities of the Company: (i) 16,613 shares of the Company’s Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share (the “Series D Preferred Stock”); (ii) warrants dated February 22, 2011 (the “Warrants”) to purchase up to an aggregate 1,551,126 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”); and (iii) the 1,551,126 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”, and together with the Series D Preferred Stock and the Warrants, the “Securities”).  The Securities were sold pursuant to a Share Exchange Agreement, dated as of February 22, 2011, between the Company and the Selling Shareholders.

In such capacity, we have examined the originals, or duplicates or conformed copies, of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments we have deemed relevant and necessary for purposes of the opinions hereinafter set forth.  In addition, we have examined the Registration Statement and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion.

With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation.  With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.  We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the resale of any Securities; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Securities offered thereby or any Selling Shareholders; (iii) all Securities will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement; and (iv) at the time of the offering, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities.

Letter to United Community Banks, Inc.
August 10 , 2011

Based on and subject to the foregoing, it is our opinion that (i) the Series D Preferred Stock and the Warrants and, upon exercise in accordance with the Warrants, the Warrant Shares, to be sold by the Selling Shareholders, have been duly authorized by appropriate corporate actions and approved by the Board of Directors; (ii) the Series D Preferred Stock and the Warrants and, upon exercise in accordance with the Warrants, the Warrant Shares, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) the Warrants constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion provided in subsection (iii) above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); and (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

The opinions set forth herein are limited to the laws of the State of Georgia and any federal laws of the United States of America, and we do not express any opinion herein concerning any other law.  This opinion letter is provided solely in connection with the offer and sale of the Securities by the Selling Shareholders and may not be relied upon, quoted or used for any other purpose without our prior written consent.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the prospectuses constituting a part of the Registration Statement.

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ James W. Stevens
James W. Stevens, a Partner